Exhibit 99.1

Hemispherx Biopharma Updates the Terms of Previously Announced Rights Offering and
Announces Senior Management and Directors All Plan to Participate in the Offering

OCALA, Fla. (February 27, 2019) – Hemispherx Biopharma, Inc. (NYSE American: HEB) (“Hemispherx” or the “Company”), an immuno-pharma R&D and emerging commercial growth company focused on unmet medical needs in immunology, today announced that it has adjusted certain pricing information for its previously announced rights offering and all of the members of the Company’s senior management and Board of Directors are planning to participate in the rights offering, each member exercising a portion of his respective rights. The subscription period for the rights offering will still expire at 5:00 PM Eastern time on March 1, 2019, unless extended by the Company.

The unit pricing remains $1,000 per unit, consisting of one share of Series B Convertible Preferred Stock with a stated value of $1,000 (and immediately convertible into Hemispherx’s common stock) and warrants to purchase Hemispherx’s common stock. The Series B Convertible Preferred Stock conversion price will now be $0.20 and each unit will now consist of 5,000 warrants to purchase Hemispherx’s common stock at an adjusted exercise price of $0.20. The warrants will be exercisable for five (5) years after the date of issuance. The subscription rights are non-transferrable and may only be exercised during the subscription period. For more detailed information on the changes to the rights offering please see Hemispherx’s Prospectus Supplement No. 1, filed with the U.S. Securities and Exchange Commission (SEC) on February 26, 2019.

If you would like to participate, the subscription period for the rights offering has commenced. If exercising subscription rights through a broker, dealer, bank or other nominee, rights holders should promptly contact their nominee and submit subscription documents and payment for the units subscribed for in accordance with the instructions and within the time period provided by such nominee. The broker, dealer, bank or other nominee may establish a deadline before March 1, 2019, by which instructions to exercise subscription rights, along with the required subscription payment, must be received.

If you are a record holder of eligible common stock or participating options or warrants and wish to participate in the rights offering, you must deliver a properly completed and signed subscription rights statement, together with payment of the subscription price for both basic subscription rights and any over subscription privilege election, to the Subscription Agent, to be received before 5:00 PM Eastern Time on March 1, 2019. The Subscription Agent is:

By mail, hand or overnight courier:

American Stock Transfer & Trust Company, LLC

Attn: Reorg Department

6201 15th Avenue

Brooklyn, NY 11219

Under the rights offering, Hemispherx distributed one non-transferable subscription right for each share of common stock, participating warrant and participating option held or deemed held on February 14, 2019, the record date. The subscription rights are exercisable for up to an aggregate of $8.0 million of units with aggregate participation to be allocated among holders, subject to certain participation rights, on a pro rata basis if in excess of that threshold.

Holders who fully exercise their basic subscription rights will be entitled, if available, to subscribe for an additional amount of units that are not purchased by other holders, on a pro rata basis and subject to the $8.0 million aggregate offering threshold and other ownership limitations.

Hemispherx has engaged Maxim Group LLC and Ascendiant Capital Markets LLC as dealer-managers in the rights offering. Questions about the rights offering or requests for copies of the preliminary and final prospectuses, when available, may be directed to Maxim Group LLC at 405 Lexington Avenue, New York, NY 10174, Attention Syndicate Department, or via email at syndicate@maximgrp.com or telephone at (212) 895-3745. For questions or other assistance, please contact the Information Agent, Morrow Sodali LLC, at (800) 662-5200, or by email at HEB.Info@morrowsodali.com.

The Company’s registration statement on Form S-1 was declared effective by the SEC on February 14, 2019. The prospectus and Supplement No. 1 thereto relating to and describing the terms of the rights offering have been filed with the SEC as a part of the registration statement and is available on the SEC’s web site at http://www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Hemispherx Biopharma

Hemispherx Biopharma, Inc. is an immuno-pharma R&D and emerging commercial growth company focused on unmet medical needs in immunology. Hemispherx’s flagship products include the Argentina-approved drug rintatolimod (trade names Ampligen® or Rintamod®) and the FDA-approved drug Alferon N Injection®. Based on results of published, peer-reviewed pre-clinical studies and clinical trials, Hemispherx believes that Ampligen® may have broad-spectrum anti-viral and anti-cancer properties. Clinical trials of Ampligen® already conducted include studies of the potential treatment of cancer patients with renal cell carcinoma and malignant melanoma. These and other potential uses will require additional clinical trials to generate the safety and effectiveness data necessary to support regulatory approval. Rintatolimod is a double-stranded RNA being developed for globally important debilitating diseases and disorders of the immune system.

Cautionary Statement

Some of the statements included in this press release may be forward-looking statements that involve a number of risks and uncertainties. Among other things, for those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements set forth in this press release speak only as of the date of this press release. Among other things, no assurance can be given as to the timing, terms and completion of the rights offering, whether the ongoing or planned trials will be successful or yield favorable data and the trials are subject to many factors including lack of regulatory approval(s), lack of study drug, or a change in priorities of the Cancer Centers sponsoring these trials. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at www.hemispherx.net. The information found on our website is not incorporated by reference into this press release and is included for reference purposes only.

Contacts:

Hemispherx Biopharma, Inc.

Phone: 800-778-4042

Email: IR@hemispherx.net

Or

LHA Investor Relations

Miriam Weber Miller

Senior Vice President

Phone: +1-212-838-3777

Email: mmiller@lhai.com